July 2, 2003

Main (415) 772-6000

Fax (415) 772-6268

REMEC, Inc.

3790 Via de la Valle, Suite 311

Del Mar, California 92014

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to REMEC, Inc., a California corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) which the Company proposes to file with the Securities and Exchange Commission on or about July 2, 2003, for the purpose of registering for resale under the Securities Act of 1933, as amended, 1,391,650 shares of its Common Stock (the “Shares”). The Shares are issuable in connection with an Asset Purchase Agreement dated May 31, 2003 (“the Agreement”) by and among REMEC China Holdings SRL, a Barbados society with restricted liability, Himark Telecom Group Limited, a Cayman Islands exempt company, REMEC Himark Telecom Co., Ltd., a People’s Republic of China company, and other parties thereto.

In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion upon our review of the following records, documents and instruments:

(a)	The Restated Articles of Incorporation of the Company, as amended to date, certified by the Secretary of State of the State of California as of June 4, 2003 and certified to us by officers of the Company as being complete and in full force and effect as of the date of this opinion;

(b)	The Bylaws of the Company, as amended to date, certified to us by officers of the Company as being complete and in full force and effect as of the date of this opinion;

(c)	An Officers’ Certificate of the Company attaching records certified to us as constituting all records of proceedings and actions of the Board of Directors and

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Heller Ehrman A T T O R N E Y S	REMEC, Inc. July 2, 2003 Page 2

shareholders of the Company relating to (i) the adoption and approval of the Agreement, (ii) the issuance of the Shares and (iii) certain factual matters;

(d)	A Certificate of Status relating to the Company issued by the Secretary of State of the State of California as of June 24, 2003;

(e)	A letter from the Franchise Tax Board of the State of California stating that the Company is in good standing with that agency, dated June 24, 2003;

(f)	The Registration Statement;

(g)	A letter from Mellon Investor Services LLC, the Company’s transfer agent, dated July 1, 2003, as to certain factual matters; and

(h)	The Agreement.

This opinion is limited to the federal laws of the United States of America and the California Corporations Code. We disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

Our opinion as to the good standing of the Company under the laws of the State of California is based solely upon the Certificate of Status Domestic Corporation and Franchise Tax Board Letter enumerated above. We have made no additional investigation after the date of that Certificate and Letter in rendering that opinion.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming that (i) the Shares were issued in accordance with the terms of the Agreement, (ii) the Company received the full consideration for the Shares as stated in the Agreement, and (iii) all applicable securities laws were complied with, it is our opinion that the Shares were legally issued and are fully paid and nonassessable.

This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Heller Ehrman A T T O R N E Y S	REMEC, Inc. July 2, 2003 Page 3

Very truly yours,

/s/    HELLER EHRMAN WHITE & MCAULIFFE LLP